Exhibit 10.3

PROMISSORY NOTE

March 7, 2013

USD$1,157,142.86

FOR VALUE RECEIVED, Prospect Global Resources Inc., a Nevada corporation (the “Issuer”), promises to pay to the order of Apollo Commodities Management, L.P., a Delaware limited partnership with respect to Series I  (the “Holder”) on September 3, 2013 (the “Maturity Date”), in lawful money of the United States of America in same day funds, $1,157,142.86 (One Million One Hundred Fifty-Seven Thousand One Hundred Forty-Two Dollars and Eighty-Six Cents).  The Issuer shall pay interest on the amount outstanding under this Promissory Note (this “Promissory Note”) and any overdue amounts thereon on the dates and at a rate per annum as hereinafter set forth.  Interest hereunder shall be computed on the basis of a year of 365/366 days and paid for the actual number of days elapsed.

1.                                      Payments.  (a)  The Issuer hereby unconditionally promises to pay to the Holder the full amount outstanding under this Promissory Note on the Maturity Date.

(b)                                 The Issuer may, by giving not less than three business days’ prior written notice to the Holder, prepay this Promissory Note, in whole or in part, at any time, without premium or penalty.

(c)                                  Notwithstanding anything herein to the contrary or otherwise, the Issuer shall be required to prepay this Promissory Note with thirty-three percent (33%) of the net cash proceeds received by the Issuer or any of its direct or indirect subsidiaries from the issuance or incurrence of any indebtedness (including, without limitation, any debt securities), the issuance or sale of any equity interests, or any other financing, in each case after the date hereof, such prepayment to be made no later than five (5) days after the receipt of such net cash proceeds by the Issuer or any of its direct or indirect subsidiaries, as applicable.

2.                                      Interest Rate.  This Promissory Note shall bear interest at a rate per annum equal to 11%, payable in cash on the earliest of (i) the date this Promissory Note is prepaid in full or in part, with respect to the principal amount so prepaid, (ii) the Maturity Date or (iii) the date that this Promissory Note otherwise becomes due and payable.  In the case of any overdue amounts of principal or interest, the Issuer shall pay interest on such overdue amounts, on demand by the Holder, at a rate per annum equal to the ordinary interest rate provided above, plus an additional 2.00% per annum.

3.                                      Negative Pledge.  The Issuer shall not incur any indebtedness for borrowed money that is secured by a lien on any asset of the Issuer, or guaranteed by any subsidiary of the Issuer, unless, concurrently, the Issuer causes this Promissory Note and the obligations hereunder to be equally and ratably secured by the applicable assets and/or guaranteed by the applicable subsidiary(ies).

4.                                      General Provisions Regarding Payments.  The Issuer will pay all amounts due hereunder free and clear of and without reduction for any taxes, levies, imposts, deductions, withholdings or charges and without set-off or counterclaim, in United States Dollars available the same day in New York, New York.

5.                                      Representations and Warranties.  The Issuer represents and warrants to the Holder:

(a)                                 The Issuer is duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to carry on its business as now conducted and to execute this Promissory Note.

(b)                                 The execution, delivery and performance by the Issuer of this Promissory Note is within the Issuer’s corporate powers and has been duly authorized by all necessary corporate action.

(c)                                  The execution, delivery and performance by the Issuer of this Promissory Note does not and will not (i) violate (x) any law or governmental rule or regulation applicable to the Issuer, (y) the charter or by-laws (or equivalent documents) of the Issuer, or (z) any, order, judgment or decree of any court or other governmental authority binding on the Issuer; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of the Issuer or any of its direct or indirect subsidiaries; (iii) result in or require the creation or imposition of any lien upon any of the properties or assets of the Issuer or any of its direct or indirect subsidiaries; (iv) require any approval or consent of (A) stockholders, members or partners of the Issuer, or (B) any person under any contractual obligation of the Issuer; or (v) require any registration with, consent or approval of, or notice to, or other action to, with or by, any governmental authority, except for such approvals or consents which have been obtained on or before the date hereof, and solely with respect to clauses (i)(x), (i)(z), (ii), (iv)(B), and (v), except for violations, conflicts, liens, or failure to obtain approvals or consents which would not, individually or in the aggregate, be reasonably expected to impair in any material respect the Issuer’s ability to perform under this Promissory Note.

(d)                                 This Promissory Note has been duly executed and delivered by the Issuer and constitutes the legal, valid and binding obligation of the Issuer, as applicable, enforceable in accordance with this Promissory Note’s terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.                                      Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                 the Issuer shall fail to make payment when due, whether at stated maturity, by acceleration or otherwise, of any principal, interest or other amount due hereunder;

(b)                                 any representation, warranty, certification or other statement made by the Issuer herein (or in the Termination and Release Agreement, dated as of the date hereof, pursuant to which this Promissory Note is being issued)  shall be false in any material respect as of the date made, or the Issuer shall fail to comply with Section 3 hereof;

(c)                                  the Issuer (or any direct or indirect subsidiary thereof) shall default in the payment when due (after giving effect to any applicable grace periods) of any principal of or interest on any indebtedness in excess of $1,000,000; or any event specified in any note, agreement, indenture or other document evidencing or relating to any indebtedness shall occur if the effect of such event is to cause, or (after giving effect to any applicable grace periods) to permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; provided, however, a default under that certain Senior First Priority Secured Promissory Note, dated as of August 1, 2012, issued by Prospect Global Resources, Inc., a Delaware corporation, in favor of The Karlsson Group, Inc., an Arizona corporation, shall not be deemed an Event of Default unless the indebtedness thereunder shall be accelerated or the holder thereof shall otherwise exercise remedies in respect of such default;

(d)                                 any money judgment, writ or warrant of attachment or similar process in any jurisdiction involving in the aggregate at any time an amount in excess of $1,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Issuer (or any direct or indirect subsidiary thereof) and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days;

(e)                                  the Issuer (or any direct or indirect subsidiary thereof) pursuant to or within the meaning of the United States bankruptcy code (or any equivalent or similar law (foreign or domestic)): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in any involuntary case; (iii) consents to the appointment of a custodian, conservator, liquidator, sequestrator, receiver, administrator, trustee or other similar official of it or for any substantial part of its property; or (iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency; or

(f)                                   a court of competent jurisdiction enters an order or decree under the United States bankruptcy code (or any equivalent or similar law (foreign or domestic)) and the order or decree remains unstayed and in effect for 30 days: (i) for relief against the Issuer (or any direct or indirect subsidiary thereof) in an involuntary case; (ii) appoints a custodian, conservator, liquidator, sequestrator, receiver, administrator, trustee or other similar official of the Issuer (or any direct or indirect subsidiary thereof) or for any substantial part of its property; or (iii) orders the winding up or liquidation of the Issuer (or any direct or indirect subsidiary thereof);

THEN, in the case of any Event of Default specified above, the Holder may, by written notice to the Issuer, declare all amounts outstanding under this Promissory Note to be forthwith due and payable, together with accrued interest, whereupon the same shall become forthwith due and payable, without demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever, all of which are hereby waived by the Issuer; provided that in the case of the Events of Default specified in clause (e) or (f) above, without any notice to the Issuer or any other act of the Holder, all amounts outstanding under this Promissory Note shall automatically become forthwith due and payable, together with accrued interest, without demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever, all of which are hereby waived by the Issuer.

7.                                      Notices.  Any notice to be given under this Promissory Note shall be in writing and shall be deemed to have been duly given when received by the recipient.

8.                                      No Waiver.  No delay on the part of the Holder in exercising any of its powers or rights, and no partial or single exercise, shall constitute a waiver thereof.

9.                                      Amendments and Waivers.  Any provision of this Promissory Note may be amended or waived, but only if such amendment or waiver is in writing and signed by the Holder and the Issuer.

10.                               Successors and Assigns.  This Promissory Note shall be binding upon the Issuer and its successors and assigns, for the benefit of the Holder and its successors and assigns, except that the Issuer may not assign or otherwise transfer its rights or obligations under this Promissory Note without the prior written consent of the Holder.  The Holder may at any time assign to one or more persons all or any portion of its rights under this Promissory Note.

11.                               Expenses.  The Issuer agrees to pay or reimburse the Holder for all reasonable out-of-pocket costs and expenses of the Holder (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with any Event of Default and any enforcement or collection proceedings resulting therefrom.

12.                               GOVERNING LAW.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

13.                               Submission to Jurisdiction.  The Issuer and, by its acceptance of this Promissory Note, the Holder, each agree as follows:

(a)                                 each such party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any federal court sitting in the Southern District of New York  (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New York state court sitting in the Borough of Manhattan in New York, New York; together with such federal courts, the “New York Courts”), and any relevant appellate court, in any action or proceeding arising out of or relating to this Promissory Note, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the New York Courts; provided that nothing in this Promissory Note shall affect any right that the Holder may otherwise have to bring any action or proceeding relating to this Promissory Note against the other party or its properties in the courts of any other jurisdiction; and

(b)                                 each such party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Promissory Note in any court referred to in subsection (a) of this Section, and each such party also irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

14.                               WAIVER OF JURY TRIAL.  THE ISSUER HEREBY WAIVES AND, BY ITS ACCEPTANCE OF THIS NOTE, THE HOLDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS PROMISSORY NOTE.

15.                               Severability.  If any provision of this Promissory Note is held to be invalid, illegal or unenforceable, the other provisions of this Promissory Note, as the case may be, shall remain in full force and effect.

16.                               Usury Savings.  Notwithstanding anything herein to the contrary or otherwise, the Holder shall never be entitled to receive as interest on the obligation evidenced hereby any amount in excess of the maximum rate of interest permitted to be charged by applicable law.  In the event that the Holder ever receives any such excess, such amount which would be excessive interest shall be applied to the reduction of the principal sum hereof, and if the principal sum is paid in full, any remaining excess shall forthwith be paid to the Issuer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first written above.

PROSPECT GLOBAL RESOURCES INC.

By:	/s/ Damon G. Barber
	Name:	Damon G. Barber
	Title:	Chief Financial Officer

Address for notices:

c/o Apollo Global Management, LLC
9 West 57th Street
New York, NY 10019
Attention: Laurie Medley
Facsimile: (646) 607-0528